Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Spark Networks SE:

We consent to the use of our report dated April 24, 2018, with respect to the consolidated balance sheets of Spark Networks SE as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss/income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, incorporated by reference herein.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Leipzig, Germany

May 7, 2018